Exhibit 5.2

Suite 3000 79 Wellington St. W. Box 270, TD Centre Toronto, Ontario M5K 1N2 Canada Tel 416.865.0040 Fax 416.865.7380

www.torys.com

September 2, 2022
Brookfield Asset Management Inc.
Brookfield Finance Inc.
Brookfield Finance II Inc.
EP 100, Brookfield Place
181 Bay Street
P.O. Box 762
Toronto, Ontario M5J 2T3
Canada

Ladies and Gentlemen:

RE: REGISTRATION STATEMENT ON FORM F-10

We hereby consent to the references to our firm name in the prospectus filed as part of this registration statement on Form F-10 of Brookfield Asset Management Inc., Brookfield Finance Inc. and Brookfield Finance II Inc. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

/s/ Torys LLP